Exhibit 99.1

Press Contact:

Robert Minicucci, Warner Communications

Phone: (603) 488-5856

Mobile: (339) 206-1722

robert@warnerpr.com

Investor Inquiries:

Andrea Clegg, NightHawk Radiology Holdings, Inc.

(866) 400-4295 (208) 292-2818

aclegg@nighthawkrad.net

NightHawk Radiology Holdings, Inc. Announces First Quarter 2009 Results

COEUR D’ALENE, Idaho, April 29, 2009 – NightHawk Radiology Holdings, Inc. (NASDAQ: NHWK), the leading provider of radiology solutions to radiology groups across the United States, today announced financial results for first quarter 2009.

First Quarter 2009 Highlights

•	Revenue was $38.8 million compared with $41.7 million in the year-ago quarter.

•	Scan volume was 722,321 exams compared with 745,075 exams in the year-ago quarter.

•	Revenue from new service offerings, including final reads and business services, was $9.1 million, or 23% of total revenue.

•	Final reads revenue increased 8% to $5 million, or 13% of total revenue.

•

Adjusted net income was $4.0 million, or $0.15 per diluted share, compared with $4.2 million, or $0.14 per diluted share, in the year-ago quarter. Adjusted net income excludes non-cash charges for stock compensation, amortization of intangible assets, losses on cancelled interest rate swap contracts and malpractice reserve adjustments. Also excluded in the first quarter of 2009 is a non-cash charge of $68.7 million resulting from the impairment of the company’s goodwill.

•

GAAP net loss of $52.6 million, or $1.97 per share, compared to GAAP net income of $0.7 million, or $0.02 per diluted share, in the year-ago quarter. A reconciliation of adjusted net income to GAAP net income is included in the tables attached to this press release.

•

Cash flow from operations was $6.2 million, compared with $5.8 million in the year-ago quarter. Free cash flow was $5.1 million during the quarter, an increase of 21% from $4.2 million in year-ago quarter.

•	Cash and cash equivalents on-hand at March 31, 2009 totaled $45.6 million.

“During the quarter we had a non-cash charge relating to the impairment of our goodwill, however, we are pleased with our adjusted operating results for the first quarter and our strong cash flow, even in a quarter that is typically one of our slowest and in a challenging economy. I am also excited about the progress we have made on key initiatives I identified last quarter, including the promotion of a more customer centric organization, a culture of excellence, and importantly, strong financial performance,” said David Engert, the company’s president and chief executive officer.

2009 Outlook

The company expects scan volume and revenue for the second quarter of 2009 to increase sequentially from the first quarter, with revenue expected to be in the range of $39 million to $41 million. The company also expects second quarter 2009 adjusted earnings per share to be in the range of 15 to 17 cents.

Forward Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the company’s outlook on its scan volume, revenue and adjusted earnings per share for the second quarter of 2009. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competitive conditions in the radiology industry, and regulatory risks. Other factors that could cause operating and financial results to differ are described in the company’s prospectus and periodic reports filed with the Securities and Exchange Commission (SEC). Other risks may be detailed from time to time in reports to be filed with the SEC. NightHawk does not undertake any obligation to publicly update its forward- looking statements based on events or circumstances after the date hereof.

Earnings Conference Call

The first quarter conference call will be held today, April 29, 2009 at 4:30 p.m. eastern. A live webcast of the conference call, as well as a replay, will be available online on the company’s corporate website at http://www.nighthawkrad.net. Participants can also access the call by dialing (800)257-1927 or (303)262-2138 (for international callers). A replay of the call will be available approximately two hours after the conclusion of the call and will remain available until midnight (ET) on Wednesday, May 20, 2009. To access the replay, dial (800)405-2236 or (303)590-3000 (for international callers) and enter the conference ID number: 11130519.

About NightHawk

NightHawk Radiology (Nasdaq: NHWK) is leading the transformation of the practice of radiology by providing high-quality, cost-effective solutions to radiology groups and hospitals throughout the United States. NightHawk provides the most complete suite of solutions, including professional services, business services, and its advanced, proprietary clinical workflow technology, all designed to increase efficiencies and improve the quality of patient care and the lives of physicians who provide it. NightHawk’s team of U.S. board-certified, state-licensed, and hospital-privileged physicians located in the United States, Australia, and Switzerland, provides services 24 hours a day, seven days a week, to approximately 1,560 sites, representing approximately 27% of all hospitals in the United States. For more information, visit http://www.nighthawkrad.net.

Presentation of Non-GAAP Financial Information

The presentation of adjusted net income and adjusted earnings per diluted share are not measures of financial performance under GAAP and should not be considered a substitute for or superior to GAAP. Management believes these non-GAAP financial measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core results and provide consistency in financial reporting. Specifically, the company’s non-GAAP adjusted net income measure, and related adjusted earnings per diluted share, described in this release exclude (i) the non-cash charges related to our stock-based compensation, (ii) the non-cash expense associated with the amortization of intangibles associated with acquisitions, (iii) the non-cash expenses (or credits) associated with adjustments to our IBNR reserve (incurred but not reported medical liability reserves), (iv) the non-cash charges for goodwill impairment, and (v) the non-cash charge for the amortization of losses incurred on cancelled interest rate swap contracts. We exclude the non-cash charges related to our stock-based compensation due to the varying valuation methodologies, subjective assumptions and the variety of types of awards that companies can use when applying FAS 123R along with the fact that a substantial portion of our outstanding options and restricted stock units are held by our independent contractor physicians and require accounting treatment that differs from the accounting treatment for options and restricted stock units held by employees.

The company provides non-GAAP adjusted net income and related adjusted earnings per diluted share as financial measures because management believes these measures provide greater transparency with respect to information used by management in its financial and operational decision making and to enhance investors’ overall understanding of our current financial performance and our future prospects. For reconciliation of our non-GAAP financial measures to the most applicable GAAP financial measure, please refer to the information included in the attached tables of this press release and in the Investor Relations section of our corporate website.

“NHWKF”

NIGHTHAWK RADIOLOGY HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$40,597	$47,160
Marketable securities	4,991	—
Trade accounts receivable, net	22,684	24,393
Deferred income taxes	—	855
Prepaids and other current assets	6,904	6,231

Total current assets	75,176	78,639
Property and equipment, net	10,915	10,528
Goodwill	—	68,718
Intangible assets, net	77,747	79,616
Deferred income taxes	18,749	4,082
Other assets, net	3,807	3,566

Total	$186,394	$245,149

LIABILITIES
Current liabilities:
Accounts payable	$5,842	$6,327
Accrued expenses and other liabilities	3,041	3,617
Accrued payroll and related benefits	3,061	3,783
Long-term debt, due within one year	955	955

Total current liabilities	12,899	14,682
Professional liability reserve	4,097	3,705
Long-term debt	92,906	93,145
Other liabilities	3,088	3,850

Total liabilities	112,990	115,382

STOCKHOLDERS’ EQUITY
Common stock-150,000,000 shares authorized; $.001 par value; 26,481,401 and 27,590,774 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	26	28
Additional paid-in capital	232,849	237,429
Retained earnings (deficit)	(156,129)	(103,516)
Accumulated other comprehensive loss	(3,342)	(4,174)

Total stockholders’ equity	73,404	129,767

Total	$186,394	$245,149

NIGHTHAWK RADIOLOGY HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended March 31,
	2009	2008
	(in thousands, except per share amts)
Service revenue	$38,798	$41,688
Operating costs and expenses:
Professional services (includes non-cash compensation expense of $71 and $590)	16,656	17,867
Sales, general, and administrative (includes non-cash compensation expense of $974 and $2,356)	14,734	18,170
Depreciation and amortization	2,798	2,798
Goodwill impairment	68,718	—

Total operating costs and expenses	102,906	38,835

Operating income (loss)	(64,108)	2,853
Other income (expense):
Interest expense	(2,302)	(2,187)
Interest income	55	527
Other, net	10	28

Total other income (expense)	(2,237)	(1,632)

Income (loss) before income taxes	(66,345)	1,221
Income tax expense (benefit)	(13,732)	490

Net income (loss)	$(52,613)	$731

Earnings (loss) per common share:
Basic	$(1.97)	$0.02
Diluted	$(1.97)	$0.02
Weighted averages of common shares outstanding:
Basic	26,649,147	30,444,195
Diluted	26,649,147	31,424,363

NIGHTHAWK RADIOLOGY HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three months ended March 31,
	2009	2008
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$(52,613)	$731
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,798	2,798
Goodwill impairment	68,718	—
Amortization of debt issuance costs and interest rate swaps	1,046	162
Loss (gain) on disposal of fixed assets and other, net	104	(1)
Deferred income taxes	(14,287)	(170)
Non-cash stock compensation expense	1,045	2,946
Excess tax benefit from exercise of stock options	(5)	(79)
Provision for doubtful accounts	317	190
Changes in operating assets and liabilities (excluding effects of acquisitions):
Trade accounts receivable, net	1,347	224
Prepaid expenses and other assets	(1,097)	(2,478)
Accounts payable	(649)	321
Accrued expenses and other liabilities	203	579
Accrued payroll and related benefits	(733)	580

Net cash provided by operating activities	6,194	5,803
Cash flows from investing activities:
Purchase of marketable securities	(4,991)	(10,305)
Proceeds from maturities of marketable securities	—	7,765
Purchase of property and equipment	(1,110)	(1,634)

Net cash used in investing activities	(6,101)	(4,174)
Cash flows from financing activities:
Repayment of debt	(239)	(250)
Proceeds from exercise of stock options	30	206
Excess tax benefit from exercise of stock options	5	79
Purchase and retirement of common stock shares	(6,452)	—

Net cash (used in) provided by financing activities	(6,656)	35

Net increase (decrease) in cash and cash equivalents	(6,563)	1,664
Cash and cash equivalents—beginning of period	47,160	31,956

Cash and cash equivalents—end of period	$40,597	$33,620

NIGHTHAWK RADIOLOGY HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

RECONCILIATION BETWEEN GAAP AND ADJUSTED NET INCOME

	Three months ended
	March 31, 2009			March 31, 2008
	(in thousands, except per share amts)			(in thousands, except per share amts)
	GAAP	Adjustments	As Adjusted	GAAP	Adjustments	As Adjusted
Service revenue	$38,798		$38,798	$41,688		$41,688
Operating costs and expenses:
Professional services (1)	16,656	(463)	16,193	$17,867	(1,459)	16,408
Sales, general, and administrative (2)	14,734	(974)	13,760	18,170	(2,356)	15,814
Depreciation and amortization (3)	2,798	(1,869)	929	2,798	(1,883)	915
Goodwill impairment	68,718	(68,718)	—

Total operating costs and expenses	102,906	(72,024)	30,882	38,835	(5,698)	33,137

Operating income (loss)	(64,108)	72,024	7,916	2,853	5,698	8,551
Other income (expense):
Interest expense (4)	(2,302)	885	(1,417)	(2,187)		(2,187)
Interest income	55		55	527		527
Other, net	10		10	28		28

Total other income (expense)	(2,237)	885	(1,352)	(1,632)		(1,632)

Income (loss) before income taxes	(66,345)	72,909	6,564	1,221	5,698	6,919
Income tax expense (benefit) (5)	(13,732)	16,299	2,567	490	2,182	2,672

Net income (loss)	$(52,613)	$56,610	$3,997	$731	$3,516	$4,247

Earnings (loss) per share:
Basic	$(1.97)		$0.15	$0.02		$0.14
Diluted	$(1.97)		$0.15	$0.02		$0.14
Weighted average of shares outstanding:
Basic	26,649,147		26,649,147	30,444,195		30,444,195
Diluted	26,649,147		27,204,606	31,424,363		31,424,363

(1)	Adjustments to the 2009 GAAP amounts represent $71 of non-cash stock compensation expense and $392 of non-cash malpractice reserve changes. The 2008 adjustments to GAAP amounts represent $590 of non-cash stock compensation expense and $869 of non-cash malpractice reserve changes.

(2)	Adjustments to the 2009 GAAP amounts represent $974 of non-cash stock compensation expense. The 2008 adjustments to GAAP amounts represent $2,356 of non-cash stock compensation expense.

(3)	Adjustment to GAAP amounts represent non-cash expense associated with the amortization of intangibles associated with acquisitions.

(4)	Represents the amortization of losses incurred on interest rate swap contracts canceled in 2008.

(5)	Represents the tax effect on the adjustments to GAAP. In addition, in 2009 we adjusted our tax expense amount to properly reflect the impact of the non-deductible portions of our goodwill impairment.

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

HISTORICAL VOLUMES

			Growth Rates
Quarter	Year	Total Volumes	Sequential	Year over Year
Q1	2008	745,075	2%	54%
Q2	2008	780,108	5%	7%
Q3	2008	791,613	1%	1%
Q4	2008	718,299	(9%)	(2%)

FY	2008	3,035,095	11%	11%
Q1	2009	722,321	1%	(3%)